UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Sweetgreen, Inc.

(Name of Issuer)

Class A Common Stock, $0.001 par value per share

(Title of Class of Securities)

87043Q108

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87043Q108

1.	Names of Reporting Persons Revolution Growth II, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 6,241,521 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 6,241,521 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,241,521 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.7%

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by each of Revolution Growth II, LP (“Revolution Growth”), Revolution Growth GP II, LP (“Revolution Growth GP”), Revolution Growth UGP II, LLC (“Revolution Growth UGP”), Georgetown SG Holdings, LLC (“Georgetown”), Tavern Green Holdings, LLC (“Tavern”), Steven J. Murray (“Murray”), Stephen M. Case (“Case”) and Theodore J. Leonsis (“Leonsis”) (hereinafter sometimes referred to collectively as the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	2,080,527 shares of the Issuer’s Class A Common Stock reported herein are directly held by Revolution Growth, 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Georgetown and 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Tavern. Revolution Growth is the parent of Georgetown and Tavern. Revolution Growth GP and Revolution Growth UGP are the direct and indirect general partners of Revolution Growth, respectively. Murray, the operating manager of Revolution Growth UGP, has voting power with respect to the shares held by Revolution Growth, Georgetown and Tavern, and Murray, Case and Leonsis, as members of the investment committee of Revolution Growth UGP, may be deemed to share dispositive power over the shares held by Revolution Growth, Georgetown and Tavern. Revolution Growth may be deemed to beneficially own the shares held by Georgetown and Tavern.
(3)	This percentage is calculated based upon 93,522,049 outstanding shares of the Issuer’s Class A Common Stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated November 17, 2021, as filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 87043Q108

1.	Names of Reporting Persons Revolution Growth GP II, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 6,241,521 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 6,241,521 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,241,521 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.7% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	2,080,527 shares of the Issuer’s Class A Common Stock reported herein are directly held by Revolution Growth, 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Georgetown and 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Tavern. Revolution Growth is the parent of Georgetown and Tavern. Revolution Growth GP and Revolution Growth UGP are the direct and indirect general partners of Revolution Growth, respectively. Murray, the operating manager of Revolution Growth UGP, has voting power with respect to the shares held by Revolution Growth, Georgetown and Tavern, and Murray, Case and Leonsis, as members of the investment committee of Revolution Growth UGP, may be deemed to share dispositive power over the shares held by Revolution Growth, Georgetown and Tavern. Revolution Growth GP and Revolution Growth UGP may be deemed to beneficially own the shares held by Revolution Growth, Georgetown and Tavern.
(3)	This percentage is calculated based upon 93,522,049 outstanding shares of the Issuer’s Class A Common Stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated November 17, 2021, as filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 87043Q108

1.	Names of Reporting Persons Revolution Growth UGP II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 6,241,521 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 6,241,521 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,241,521 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.7% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	2,080,527 shares of the Issuer’s Class A Common Stock reported herein are directly held by Revolution Growth, 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Georgetown and 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Tavern. Revolution Growth is the parent of Georgetown and Tavern. Revolution Growth GP and Revolution Growth UGP are the direct and indirect general partners of Revolution Growth, respectively. Murray, the operating manager of Revolution Growth UGP, has voting power with respect to the shares held by Revolution Growth, Georgetown and Tavern, and Murray, Case and Leonsis, as members of the investment committee of Revolution Growth UGP, may be deemed to share dispositive power over the shares held by Revolution Growth, Georgetown and Tavern. Revolution Growth GP and Revolution Growth UGP may be deemed to beneficially own the shares held by Revolution Growth, Georgetown and Tavern.
(3)	This percentage is calculated based upon 93,522,049 outstanding shares of the Issuer’s Class A Common Stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated November 17, 2021, as filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 87043Q108

1.	Names of Reporting Persons Georgetown SG Holdings, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,080,497 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,080,497 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,080,497 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.2% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Georgetown. Revolution Growth is the parent of Georgetown and Tavern. Revolution Growth GP and Revolution Growth UGP are the direct and indirect general partners of Revolution Growth, respectively. Murray, the operating manager of Revolution Growth UGP, has voting power with respect to the shares held by Revolution Growth, Georgetown and Tavern, and Murray, Case and Leonsis, as members of the investment committee of Revolution Growth UGP, may be deemed to share dispositive power over the shares held by Revolution Growth, Georgetown and Tavern.
(3)	This percentage is calculated based upon 93,522,049 outstanding shares of the Issuer’s Class A Common Stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated November 17, 2021, as filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 87043Q108

1.	Names of Reporting Persons Tavern Green Holdings, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,080,497 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,080,497 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,080,497 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.2% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Tavern. Revolution Growth is the parent of Georgetown and Tavern. Revolution Growth GP and Revolution Growth UGP are the direct and indirect general partners of Revolution Growth, respectively. Murray, the operating manager of Revolution Growth UGP, has voting power with respect to the shares held by Revolution Growth, Georgetown and Tavern, and Murray, Case and Leonsis, as members of the investment committee of Revolution Growth UGP, may be deemed to share dispositive power over the shares held by Revolution Growth, Georgetown and Tavern.
(3)	This percentage is calculated based upon 93,522,049 outstanding shares of the Issuer’s Class A Common Stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated November 17, 2021, as filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 87043Q108

1.	Names of Reporting Persons Steven J. Murray

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,241,521

	6.	Shared Voting Power 0 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 6,241,521 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,241,521 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.7% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	2,080,527 shares of the Issuer’s Class A Common Stock reported herein are directly held by Revolution Growth, 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Georgetown and 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Tavern. Revolution Growth is the parent of Georgetown and Tavern. Revolution Growth GP and Revolution Growth UGP are the direct and indirect general partners of Revolution Growth, respectively. Murray, the operating manager of Revolution Growth UGP, has voting power with respect to the shares held by Revolution Growth, Georgetown and Tavern, and Murray, Case and Leonsis, as members of the investment committee of Revolution Growth UGP, may be deemed to share dispositive power over the shares held by Revolution Growth, Georgetown and Tavern. Each of the Reporting Persons may be deemed to beneficially own the shares held by Revolution Growth, Georgetown and Tavern. Murray, Case and Leonsis may be deemed to beneficially own the shares held by Revolution Growth, Georgetown and Tavern.
(3)	This percentage is calculated based upon 93,522,049 outstanding shares of the Issuer’s Class A Common Stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated November 17, 2021, as filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 87043Q108

1.	Names of Reporting Persons Stephen M. Case

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 163,544 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 6,405,065 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,405,065 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.8% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	2,080,527 shares of the Issuer’s Class A Common Stock reported herein are directly held by Revolution Growth, 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Georgetown, 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Tavern and 163,544 shares are held by TF Group Holdings, LLC (“TF”). Revolution Growth is the parent of Georgetown and Tavern. Revolution Growth GP and Revolution Growth UGP are the direct and indirect general partners of Revolution Growth, respectively. Murray, the operating manager of Revolution Growth UGP, has voting power with respect to the shares held by Revolution Growth, Georgetown and Tavern, and Murray, Case and Leonsis, as members of the investment committee of Revolution Growth UGP, may be deemed to share dispositive power over the shares held by Revolution Growth, Georgetown and Tavern. Murray, Case and Leonsis may be deemed to beneficially own the shares held by Revolution Growth, Georgetown and Tavern. Case may be deemed to share voting and dispositive power with TF and beneficially own the shares held by TF.
(3)	This percentage is calculated based upon 93,522,049 outstanding shares of the Issuer’s Class A Common Stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated November 17, 2021, as filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 87043Q108

1.	Names of Reporting Persons Theodore J. Leonsis

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 6,241,521 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,241,521 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.7% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	2,080,527 shares of the Issuer’s Class A Common Stock reported herein are directly held by Revolution Growth, 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Georgetown and 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Tavern. Revolution Growth is the parent of Georgetown and Tavern. Revolution Growth GP and Revolution Growth UGP are the direct and indirect general partners of Revolution Growth, respectively. Murray, the operating manager of Revolution Growth UGP, has voting power with respect to the shares held by Revolution Growth, Georgetown and Tavern, and Murray, Case and Leonsis, as members of the investment committee of Revolution Growth UGP, may be deemed to share dispositive power over the shares held by Revolution Growth, Georgetown and Tavern. Murray, Case and Leonsis may be deemed to beneficially own the shares held by Revolution Growth, Georgetown and Tavern.
(3)	This percentage is calculated based upon 93,522,049 outstanding shares of the Issuer’s Class A Common Stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated November 17, 2021, as filed with the Securities and Exchange Commission on November 19, 2021.

Item 1.
	(a)	Name of Issuer Sweetgreen, Inc. (the “Issuer”)
	(b)	Address of Issuer’s Principal Executive Offices 3101 W. Exposition Blvd. Los Angeles, CA 90018

Item 2.
(a)

Name of Person Filing

Revolution Growth II, LP (“Revolution Growth”)

Revolution Growth GP II, LP (“Revolution Growth GP”)

Revolution Growth UGP II, LLC (“Revolution Growth UGP”)

Georgetown SG Holdings, LLC (“Georgetown”)

Tavern Green Holdings, LLC (“Tavern”)

Steven J. Murray (“Murray”)

Stephen M. Case (“Case”)

Theodore J. Leonsis (“Leonsis”)

See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them.

Revolution Growth GP is the general partner of Revolution Growth. Revolution Growth UGP is the general partner of Revolution Growth GP. Murray, as the operating manager of Revolution Growth UGP has voting power with respect to the shares held by Revolution Growth, Georgetown and Tavern. Murray, Case and Leonsis, as members of the investment committee of Revolution Growth UGP, may be deemed to share dispositive power over the shares held by Revolution Growth, Georgetown and Tavern. Murray, Case and Leonsis may be deemed to beneficially own the shares held by Revolution Growth, Georgetown and Tavern. Case may be deemed to share voting and dispositive power with TF and beneficially own the shares held by TF.

(b)

Address of Principal Business Office or, if none, Residence

The business address for each of Revolution Growth, Revolution Growth GP, Revolution Growth UGP, Georgetown, Tavern, Murray, Case and Leonsis is 1717 Rhode Island Avenue NW, 10th Floor, Washington, DC 20036.

	(c)	Citizenship Entities:
		Revolution Growth	-	Delaware
		Revolution Growth GP	-	Delaware
		Revolution Growth UGP	-	Delaware
		Georgetown	-	Delaware
		Tavern	-	Delaware

Individuals:
		Murray	-	United States of America
		Case	-	United States of America
		Leonsis	-	United States of America
	(d)	Title of Class of Securities Class A Common Stock, $0.001 par value (“Common Stock”)
	(e)	CUSIP Number 87043Q108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
The following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 is provided as of December 31, 2021:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
Revolution Growth (1)	2,080,527	0	6,241,521	0	6,241,521	6,241,521	6.7%
Revolution Growth GP (1)	0	0	6,241,521	0	6,241,521	6,241,521	6.7%
Revolution Growth UGP (1)	0	0	6,241,521	0	6,241,521	6,241,521	6.7%
Georgetown (1)	2,080,497	0	2,080,497	0	2,080,497	2,080,497	2.2%
Tavern (1)	2,080,497	0	2,080,497	0	2,080,497	2,080,497	2.2%
Murray (1)	0	6,241,521	0	0	6,241,521	6,241,521	6.7%
Case (1)	0	0	163,544	0	6,405,065	6,405,065	6.8%
Leonsis (1)	0	0	0	0	6,241,521	6,241,521	6.7%

(1)	2,080,527 shares of the Issuer’s Class A Common Stock reported herein are directly held by Revolution Growth, 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Georgetown, 2,080,497 shares of the Issuer’s Class A Common Stock reported herein are directly held by Tavern and 163,544 shares are held by TF Group Holdings, LLC (“TF”). Revolution Growth is the parent of Georgetown and Tavern. Revolution Growth GP and Revolution Growth UGP are the direct and indirect general partners of Revolution Growth, respectively. Murray, the operating manager of Revolution Growth UGP, has voting power with respect to the shares held by Revolution Growth, Georgetown and Tavern, and Murray, Case and Leonsis, as members of the investment committee of Revolution Growth UGP, may be deemed to share dispositive power over the shares held by Revolution Growth, Georgetown and Tavern. Murray, Case and Leonsis may be deemed to beneficially own the shares held by Revolution Growth, Georgetown and Tavern. Case may be deemed to share voting and dispositive power with TF and beneficially own the shares held by TF.
(2)	This percentage is calculated based upon 93,522,049 outstanding shares of the Issuer’s Class A Common Stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated November 17, 2021, as filed with the Securities and Exchange Commission on November 19, 2021.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable

Item 8.	Identification and Classification of Members of the Group
Not applicable

Item 9.	Notice of Dissolution of Group
Not applicable

Item 10.	Certification
Not applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2022

REVOLUTION GROWTH II, LP By: Revolution Growth GP II, LP Its: General Partner By: Revolution Growth UGP II, LLC Its: General Partner

By:	/s/ Steven J. Murray
Name:	Steven J. Murray
Its:	Operating Manager

REVOLUTION GROWTH GP II, LP By: Revolution Growth UGP II, LLC Its: General Partner

By:	/s/ Steven J. Murray
Name:	Steven J. Murray
Its:	Operating Manager

REVOLUTION GROWTH UGP II, LLC

By:	/s/ Steven J. Murray
Name:	Steven J. Murray
Its:	Operating Manager

GEORGETOWN SG HOLDINGS, LLC
By: Revolution Growth II, LP Its: General Partner By: Revolution Growth GP II, LP Its: General Partner By: Revolution Growth UGP II, LLC Its: General Partner

By:	/s/ Steven J. Murray
Name: Steven J. Murray
Its: Operating Manager

TAVERN GREEN HOLDINGS, LLC
By: Revolution Growth II, LP Its: General Partner By: Revolution Growth GP II, LP Its: General Partner By: Revolution Growth UGP II, LLC Its: General Partner

By:	/s/ Steven J. Murray
Name: Steven J. Murray
Its: Operating Manager

/s/ Steven J. Murray
Steven J. Murray

/s/ Stephen M. Case
Stephen M. Case

/s/ Theodore J. Leonsis
Theodore J. Leonsis

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned’s ownership of securities of BigCommerce Holdings, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 11, 2022

REVOLUTION GROWTH II, LP By: Revolution Growth GP II, LP Its: General Partner By: Revolution Growth UGP II, LLC Its: General Partner

By:	/s/ Steven J. Murray
Name:	Steven J. Murray
Its:	Operating Manager

REVOLUTION GROWTH GP II, LP By: Revolution Growth UGP II, LLC Its: General Partner

By:	/s/ Steven J. Murray
Name:	Steven J. Murray
Its:	Operating Manager

REVOLUTION GROWTH UGP II, LLC

By:	/s/ Steven J. Murray
Name:	Steven J. Murray
Its:	Operating Manager

GEORGETOWN SG HOLDINGS, LLC
By: Revolution Growth II, LP Its: General Partner By: Revolution Growth GP II, LP Its: General Partner By: Revolution Growth UGP II, LLC Its: General Partner

By:	/s/ Steven J. Murray
Name: Steven J. Murray
Its: Operating Manager

TAVERN GREEN HOLDINGS, LLC
By: Revolution Growth II, LP Its: General Partner By: Revolution Growth GP II, LP Its: General Partner By: Revolution Growth UGP II, LLC Its: General Partner

By:	/s/ Steven J. Murray
Name: Steven J. Murray
Its: Operating Manager

/s/ Steven J. Murray
Steven J. Murray

/s/ Stephen M. Case
Stephen M. Case

/s/ Theodore J. Leonsis
Theodore J. Leonsis